                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              --------------------

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 14, 2001





                                 Netegrity, Inc.

             (Exact name of registrant as specified in its charter)


          Delaware                     1-10139                 04-2911320
(State or other jurisdiction    (Commission File Number)     (IRS Employer
      of incorporation)                                    Identification No.)



   52 Second Avenue
      Waltham, MA                                                 02451
 (Address of principal                                          (Zip Code)
   executive offices)

       Registrant's telephone number, including area code: (781) 890-1700

                                       N/A
          (Former name or former address, if changed since last report)

                                INTRODUCTORY NOTE

         On December 14, 2001, Netegrity, Inc. (the "Company") completed its acquisition (the "Acquisition") of DataChannel, Inc. On December 24, 2001, the Company filed a Current Report on Form 8-K (the "Current Report") to report the Acquisition. The purpose of this Amendment No. 1 to the Current Report is to file the financial statements required by Item 7.

         The Company hereby amends Item 7 of the Current Report to read in its entirety as follows:

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of the Business Acquired.

         The required financial statements are attached hereto on pages 3 through 32.

         (b)      Pro Forma Financial Information.

         The required pro forma financial information is attached hereto on pages 33 through 39.

         (c)      Exhibits.

                  2.1* Agreement and Plan of Merger dated as of October 24, 2001 by and among Netegrity, Inc., LKN Acquisition Corp., and DataChannel, Inc., as amended by the First Amendment to the Agreement and Plan of Merger, dated as of December 3, 2001 and the Second Amendment to the Agreement and Plan of Merger, dated as of December 7, 2001.

                  23.1     Consent of Ernst & Young LLP, Independent Auditors

                  23.2     Consent of Arthur Andersen, LLP

--------------------------

*  Previously filed.

Item 7. (a)

                                DATACHANNEL, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS



                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors...............................     4
Report of Independent Public Accountants........................................     5

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 1999 and 2000
     and September 30, 2001.....................................................     6
Consolidated Statements of Operations for the years ended
     December 31, 1999 and 2000 and for the nine months ended
     September 30, 2000 and 2001................................................     7
Consolidated Statements of Convertible Preferred Stock and Shareholders'
     Deficit for the years ended December 31, 1999 and 2000.....................     8
Consolidated Statements of Cash Flows for the years ended
     December 31, 1999 and 2000 and the nine months
     ended September 30, 2000 and 2001..........................................     9
Notes to Consolidated Financial Statements......................................    11

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors
DataChannel, Inc.

We have audited the accompanying consolidated balance sheet of DataChannel, Inc. as of December 31, 2000, and the related consolidated statements of operations, convertible preferred stock and shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DataChannel, Inc. as of December 31, 2000, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company's recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The 2000 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Seattle, Washington
June 1, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
DataChannel, Inc.

We have audited the accompanying consolidated balance sheet of DataChannel, Inc. (a Washington corporation) and subsidiary as of December 31, 1999, and the related consolidated statements of operations, convertible preferred stock and shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DataChannel, Inc. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Seattle, Washington
May 24, 2000

                                DataChannel, Inc.

                           Consolidated Balance Sheets

                                                                                     DECEMBER 31                    SEPTEMBER 30
                                                                             1999                     2000              2001
                                                                         --------------------------------------------------------
                                                                                                                     (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                             $  4,250,518           $  3,083,744         $  2,756,029
   Short-term investments                                                          --             18,349,083                   --
   Accounts receivable, net of allowance of $198,000 and
     $150,000 at December 31, 1999 and 2000, respectively
     (150,000 at September 30, 2001)                                        2,515,160              1,963,153            2,400,221
   Prepaid expenses and other current assets                                  210,594              1,354,774              869,286
                                                                         --------------------------------------------------------
Total current assets                                                        6,976,272             24,750,754            6,025,536

Property and equipment, net                                                 1,204,852              3,383,520            2,740,374
Other assets                                                                   69,639                 97,187              105,048

Goodwill and other intangible assets, net of accumulated
   amortization of $1,281,738 and $3,244,648
   at December 31, 1999 and 2000, respectively
   ($5,123,937 at September 30, 2001)                                       2,417,713              1,771,165              969,879
                                                                         --------------------------------------------------------
Total assets                                                             $ 10,668,476           $ 30,002,626         $  9,840,837
                                                                         ========================================================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                      $  1,156,795           $  2,508,859         $  1,971,142
   Accrued payroll and other accrued expenses                                 785,659              2,202,721            1,079,977
   Deferred revenue                                                         1,463,033              4,143,911            3,259,449
   Convertible subordinated notes payable                                   5,023,014                     --                   --
   Current portion of notes payable                                            12,215              1,416,812              712,988
                                                                         --------------------------------------------------------
Total current liabilities                                                   8,440,716             10,272,303            7,023,556

Notes payable, less current portion                                         1,815,457                 40,977              909,540

Commitments

Convertible preferred stock, $0.01 par value; authorized
   shares -- 6,935,073 and 14,977,838 at December 31, 1999
   and 2000, respectively (14,977,838 at September 30, 2001);
   issued and outstanding 6,853,744 and 14,898,511 at December 31,
   1999 and 2000, respectively (14,898,511 at September 30, 2001), preference in liquidation of $57,823,334 at December 31, 2000 and
   September 30, 2001                                                      12,295,044             57,129,620           57,129,620

Shareholders' deficit:
   Common stock, $0.01 par value; authorized shares
     -- 25,000,000 and 75,000,000 at December 31, 1999
     and 2000, respectively (75,000,000 at September 30, 2001);
     issued and outstanding shares
     -- 10,179,612 and 14,743,032 at December 31, 1999 and 2000,
     respectively (13,404,441 at September 30, 2001)                        1,644,521              6,218,933            5,006,885
   Notes receivable on restricted stock                                            --             (1,870,448)            (380,559)
   Deferred stock compensation                                               (463,102)              (451,840)            (154,227)
   Accumulated other comprehensive income                                          --                 11,192                   --
   Accumulated deficit                                                    (13,064,160)           (41,348,111)         (59,693,978)
                                                                         --------------------------------------------------------
Total shareholders' deficit                                               (11,882,741)           (37,440,274)         (55,221,879)
                                                                         --------------------------------------------------------
Total liabilities and shareholders' deficit                              $ 10,668,476           $ 30,002,626         $  9,840,837
                                                                         ========================================================



See accompanying notes.

                                DataChannel, Inc.

                      Consolidated Statements of Operations

                                                                                                           NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31                SEPTEMBER 30
                                                                         1999            2000             2000           2001
                                                                  ----------------------------------------------------------------
                                                                                                      (unaudited)     (unaudited)
Revenue:
   License                                                         $  2,776,039     $  5,975,239     $  4,672,633    $  3,675,548
   Services                                                           4,624,007        8,573,703        5,952,827       8,588,338
                                                                  ----------------------------------------------------------------
Total revenue                                                         7,400,046       14,548,942       10,625,460      12,263,886

Cost of sales:
   Cost of license fees                                                 159,544          877,228          815,442         212,588
   Cost of services                                                   2,571,416        6,640,180        4,587,661       5,956,667
                                                                  ----------------------------------------------------------------
Total cost of sales                                                   2,730,960        7,517,408        5,403,103       6,169,255
                                                                  ----------------------------------------------------------------
Gross profit                                                          4,669,086        7,031,534        5,222,357       6,094,631

Operating expenses:
   Sales and marketing (including stock-based compensation
     of $62,717 and $147,299 in the years ended December 31,
     1999 and 2000, respectively, and $68,602 and $59,872
     in the nine months ended September 30, 2000 and 2001,
     respectively)                                                    6,157,473       18,790,495       14,570,253      11,245,586
   Product development (including stock-based compensation
     of $63,523 and $149,192 in the years ended December 31,
     1999 and 2000, respectively and $112,064 and $59,350
     in the nine months ended September 30, 2000 and 2001,
     respectively)                                                    3,957,597        9,531,927        6,231,279       8,616,591
   General and administrative (including stock-based
     compensation of $422,142 and $991,455 in the years ended
     December 31, 1999 and 2000, respectively and $879,807
     and $(715,220) in the nine months ended September 30,
     2000 and 2001, respectively)                                     2,170,580        5,453,551        4,148,620       3,053,551
Amortization of goodwill and other intangible assets                  1,281,738        1,962,911        1,437,299       1,879,289
                                                                  ----------------------------------------------------------------
Total operating expenses                                             13,567,388       35,738,884       26,387,451      24,795,017
                                                                  ----------------------------------------------------------------
Operating loss                                                       (8,898,302)     (28,707,350)     (21,165,094)    (18,700,386)

Interest income                                                         117,839        1,589,971        1,082,018         444,246
Interest expense                                                        (67,814)      (1,166,572)      (1,125,978)        (89,727)
                                                                  ----------------------------------------------------------------
Net loss                                                           $ (8,848,277)    $(28,283,951)    $(21,209,054)   $(18,345,867)
                                                                  ================================================================

Basic and diluted loss per share                                   $       (.91)    $      (2.67)    $      (2.02)   $      (1.48)
                                                                  ================================================================

Weighted average shares used in basic and diluted loss per
   share computation                                                  9,705,031       10,589,966       10,509,848      12,421,167
                                                                  ================================================================

See accompanying notes.

                                DataChannel, Inc.

Consolidated Statements of Convertible Preferred Stock and Shareholders' Deficit

                                                                                                 SHAREHOLDERS DEFICIT
                                                                 CONVERTIBLE              ----------------------------------
                                                               PREFERRED STOCK                       COMMON STOCK
                                                          -------------------------------|----------------------------------
                                                            SHARES          AMOUNT       |      SHARES               AMOUNT
                                                          -------------------------------|----------------------------------
                                                                                         |
Balance at January 1, 1999                                 5,737,222     $  4,961,612    |    9,297,714         $    464,886
   Exercise of common stock options for cash                      --               --    |      381,898               68,151
   Common stock issued in business acquisitions                   --               --    |      500,000              100,000
   Repurchase of Series B preferred stock for                                            |
     cash                                                 (1,586,583)      (1,697,961)   |           --                   --
   Series C preferred stock issued for cash,                                             |
     net of offering costs                                 2,703,105        9,031,393    |           --                   --
   Deferred compensation                                          --               --    |           --            1,011,484
   Amortization of deferred compensation                          --               --    |           --                   --
   Net loss                                                       --               --    |           --                   --
                                                          -------------------------------|----------------------------------
Balance at December 31, 1999                               6,853,744       12,295,044    |   10,179,612            1,644,521
   Exercise of common stock options                               --               --    |    5,091,319            2,200,135
   Common stock issued in business acquisition                     2               --    |      223,848              246,233
   Repurchases of common stock                                    --               --    |     (751,747)            (150,349)
   Series D preferred stock issued for cash,                                             |
     and conversion of notes payable                                                     |
     net of offering costs of $165,425                     8,044,765       44,834,576    |           --                   --
   Fair value of warrants and beneficial                                                 |
     conversion feature related to convertible                                           |
     notes                                                        --               --    |           --            1,001,709
   Employee stock-based compensation                              --               --    |           --            1,139,494
   Nonemployee stock-based compensation expense                   --               --    |           --              137,190
   Amortization of deferred compensation expense                  --               --    |           --                   --
   Comprehensive loss:                                                                   |
     Change in net unrealized gain on investments                 --               --    |           --                   --
     Net loss                                                     --               --    |           --                   --
                                                                                         |
   Comprehensive loss                                                                    |
                                                          -------------------------------|----------------------------------
Balance at December 31, 2000                              14,898,511     $ 57,129,620    |   14,743,032         $  6,218,933
                                                          ===============================|==================================

                                                    ------------------------------------------------------------------------------
                                                        NOTES                        ACCUMULATED
                                                      RECEIVABLE                        OTHER
                                                         FROM          DEFERRED     COMPREHENSIVE    ACCUMULATED
                                                     SHAREHOLDERS    COMPENSATION      INCOME           DEFICIT          TOTAL
                                                    ------------------------------------------------------------------------------
Balance at January 1, 1999                          $         --     $         --     $      --     $ (1,312,753)    $   (847,867)
   Exercise of common stock options for cash                  --               --            --               --           68,151
   Common stock issued in business acquisitions               --               --            --               --          100,000
   Repurchase of Series B preferred stock for
     cash                                                     --               --            --       (2,903,130)      (2,903,130)
   Series C preferred stock issued for cash,
     net of offering costs                                    --               --            --               --               --
   Deferred compensation                                      --       (1,011,484)           --               --               --
   Amortization of deferred compensation                      --          548,382            --               --          548,382
   Net loss                                                   --               --            --       (8,848,277)      (8,848,277)
                                                    ------------------------------------------------------------------------------
Balance at December 31, 1999                                  --         (463,102)           --      (13,064,160)     (11,882,741)
   Exercise of common stock options                   (1,870,448)              --            --               --          329,687
   Common stock issued in business acquisition                --               --            --               --          246,233
   Repurchases of common stock                                --               --            --               --         (150,349)
   Series D preferred stock issued for cash
     and conversion of notes payable,
     net of offering costs of $165,425                        --               --            --               --               --
   Fair value of warrants and beneficial
     conversion feature related to convertible
     notes                                                    --               --            --               --        1,001,709
   Employee stock-based compensation                          --         (338,250)           --               --          801,244
   Nonemployee stock-based compensation expense
                                                              --               --            --               --          137,190
   Amortization of deferred compensation expense
                                                              --          349,512            --               --          349,512
   Comprehensive loss:
     Change in net unrealized gain on investments             --               --        11,192               --           11,192
     Net loss                                                 --               --            --      (28,283,951)     (28,283,951)
                                                                                                                      ------------
   Comprehensive loss                                                                                                 (28,272,759)
                                                    ------------------------------------------------------------------------------
Balance at December 31, 2000                        $ (1,870,448)    $   (451,840)    $  11,192     $(41,348,111)    $(37,440,274)
                                                    ==============================================================================

See accompanying notes.

                                DataChannel, Inc.

                      Consolidated Statements of Cash Flows

                                                                                                          NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31               SEPTEMBER 30,
                                                                        1999             2000            2000            2001
                                                                   ---------------------------------------------------------------
                                                                                                      (unaudited)  (unaudited)
OPERATING ACTIVITIES
Net loss                                                           $ (8,848,277)     $(28,283,951)   $(21,209,054)    $(18,345,867)
Adjustments to reconcile net loss to net cash and cash
   equivalents used in operating activities:
     Depreciation and amortization                                    1,720,813         3,038,951       2,159,538        2,975,651
     Stock-based compensation                                           548,382         1,287,946       1,060,533         (595,998)
     Noncash interest expense                                                --         1,075,540       1,075,540               --
     Provision for doubtful accounts                                     91,022           (48,000)             --               --
     Changes in assets and liabilities, net of assets acquired
       in business combination:
         Accounts receivable                                           (303,506)          600,007      (1,979,083)        (437,068)
         Prepaid expenses and other current assets                      (15,287)       (1,144,180)       (288,231)         485,488
         Other assets                                                    38,782           (27,548)       (182,903)          (7,861)
         Accounts payable                                               763,391         1,352,064       1,303,623         (537,717)
         Accrued payroll and other accrued expenses                     455,069           817,062         859,922       (1,122,744)
         Deferred revenue                                               203,465         2,680,878       2,345,557         (884,462)
                                                                   ---------------------------------------------------------------
Net cash and cash equivalents used in operating activities           (5,346,146)      (18,651,231)    (14,854,558)     (18,470,578)

INVESTING ACTIVITIES
Purchases of property and equipment                                  (1,071,815)       (3,198,570)     (2,632,549)        (453,216)
Business combinations                                                (2,123,591)         (470,129)             --               --
Purchases of short-term investments                                          --       (38,040,063)    (36,246,470)        (955,081)
Proceeds from sale of short-term investments                                 --        19,702,171      16,418,476       19,292,972
                                                                   ---------------------------------------------------------------
Net cash and cash equivalents used in investing activities           (3,195,406)      (22,006,591)    (22,460,543)      17,884,675

FINANCING ACTIVITIES
Proceeds from sale of preferred stock, net of
   offering costs                                                     9,031,393        39,737,731      39,737,731               --
Stock options exercised                                                  68,151           329,687         291,423           72,802
Repurchase of common and preferred stock                             (4,601,091)         (150,349)       (150,349)              --
Payments on notes payable                                               (56,171)         (426,021)       (409,168)      (1,763,456)
Proceeds from issuance of debt                                               --                --              --        1,948,842
Proceeds from issuance of convertible subordinated
   notes payable                                                      5,000,000                --              --               --
                                                                   ---------------------------------------------------------------
Net cash equivalents provided by financing activities                 9,442,282        39,491,048      39,469,637          258,188
                                                                   ---------------------------------------------------------------
Increase/(Decrease) in cash and cash equivalents                        900,730        (1,166,774)      2,154,536         (327,715)

Cash and cash equivalents, beginning of year                          3,349,788         4,250,518       4,250,518        3,083,744
                                                                   ---------------------------------------------------------------
Cash and cash equivalents, end of year                             $  4,250,518      $  3,083,744    $  6,405,054     $  2,756,029
                                                                   ===============================================================

                                DataChannel, Inc.

                                                                                                           NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31              SEPTEMBER 30,
                                                                         1999              2000           2001      2001
                                                                      -------------------------------------------------------
                                                                                                       (unaudited)  (unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                                         $   34,353        $   91,032      $   50,438    $89,727
                                                                      =======================================================
Income tax paid                                                       $    1,600        $    1,600      $       -- $       --
                                                                      =======================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES

   Business acquired through issuance of common stock                 $  100,000        $  246,233      $       -- $       --
   Convertible subordinated notes payable converted into
     preferred stock                                                  $       --        $5,096,845      $5,096,845 $       --
   Deferred compensation resulting from grant of stock options        $1,011,484        $  338,250      $  338,250 $       --
   Accrual of earn-out in connection with the Isogen
     acquisition                                                      $       --        $  600,000      $  600,000 $       --
   Issuance of common stock in exchange for notes receivable          $       --        $1,870,448      $1,870,448 $       --
   Cancellation of notes receivable for common stock                  $       --        $       --      $       -- $1,489,889
   Common stock issued for earnout in connection
     with Habit.com acquisition                                       $       --        $       --      $       -- $1,078,003


See accompanying notes

                                DataChannel, Inc.

                   Notes to Consolidated Financial Statements
      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

1. ORGANIZATION AND NATURE OF OPERATIONS

DataChannel, Inc. (DataChannel or the Company) was founded in October 1996 and is a provider of enterprise portal software solutions. DataChannel's products and services enable clients to integrate their enterprise and share their information anywhere, anytime, and with anyone. DataChannel also provides complete solutions to its customers through its professional service group, which includes consulting, training, and support.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In the course of its product development and marketing activities, the Company has incurred substantial operating losses and negative cash flows from operations and expects to incur additional operating losses and negative cash flows from operations in 2001. Therefore, the Company's business will require additional equity or debt financing in order to meet its obligations through June 30, 2002.

These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As discussed in Note 17, on October 24, 2001, the Company signed an agreement with Netegrity, Inc. ("Netegrity"), whereby Netegrity will acquire all outstanding stock of the Company. The transaction was closed on December 14, 2001.

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

The financial information at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flow for those periods. Operating results for the September 30, 2001 period are not necessarily indicative of the results that may be expected for the entire year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION

The consolidated financial statements include the accounts of DataChannel and its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments, including commercial paper and money market funds with maturities of 90 days or less from the date of purchase. The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents approximate their fair market value.

SHORT-TERM INVESTMENTS

Short-term investments consist principally of commercial paper and demand time deposits with remaining maturities of one year or less. The Company determines the appropriate classification of its short-term investments at the time of purchase and reevaluates such designations as of each balance sheet date. All short-term investments in the Company's portfolio are classified as "available-for-sale" and are stated at fair market value. Unrealized gains and losses are reported in a separate component of shareholders' deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, and declines in value judged to be other-than-temporary are included in interest income. The cost of securities sold is based on the specific-identification method. Interest receivable on securities is included in interest income.

ACCOUNTS RECEIVABLE

Included in accounts receivable are billed amounts also included in deferred revenue of $310,000 at December 31, 1999, and $671,003 at December 31, 2000.

PROPERTY AND EQUIPMENT

Property and equipment consists primarily of computer-related equipment and includes leasehold improvements that are stated at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of related assets, or lease terms, if shorter. Substantially all property and equipment is depreciated over periods of three to seven years.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for under the purchase accounting method. Other intangibles include identifiable intangible assets purchased by the Company, primarily in connection with business acquisitions. Goodwill and other intangibles are presented net of related accumulated

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amortization and are being amortized on a straight-line basis over lives of two years. Amortization of goodwill and intangible assets was $1,281,738 in 1999, $1,962,911 in 2000, $1,437,299 in the nine months ended September 30, 2000, and $1,879,289 in the nine months ended September 30, 2001.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates impairment losses on goodwill and other long-lived assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of the asset is less than its recorded amount. Conditions that would necessitate an impairment assessment include material adverse changes in operations, significant adverse differences in actual results in comparison with initial valuation forecasts prepared at the time of acquisition, a decision to abandon acquired products, services or technologies, or other significant adverse changes that would indicate the carrying amount of the recorded asset might not be recoverable. To date no such impairment charges have been made.

REVENUE RECOGNITION

The Company derives revenue from the sale of software product licenses and from professional consulting, training, maintenance, and support services.

The Company follows AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, and amendments and recognizes revenue from licensing of software products upon delivery unless the Company has significant related obligations remaining as part of the sales contract. When significant obligations remain after the software product has been shipped, revenue is deferred until such obligations have been completed or are no longer significant.

If the services are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized using the percentage-of-completion method in accordance with the provisions of SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenues are recognized based on the labor costs incurred to date compared to total estimated labor costs for the contract. Contract costs include all direct material, direct labor, and indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates.

Services revenue consists of fees from professional services and from maintenance and telephone support. Professional services include integration of software, application development, training, and software installation. The Company bills professional services fees either on a time-and-

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

materials or fixed-price basis. The Company recognizes professional services fees billed on a time-and-materials basis as the services are performed and recognizes professional services fees on fixed-price service arrangements on the completion of specific contractual milestone events or based on an estimated percentage of completion as work progresses.

Customers typically purchase annual maintenance agreements, which are priced based on a percentage of the current product list price and vary according to the level of support. The Company recognizes revenue from maintenance and support agreements ratably over the term of the agreement, typically one year.

The Company records cash advances from clients and billed amounts due from customers in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can, therefore, have a significant impact on the amount of deferred revenue in any given period.

SOFTWARE DEVELOPMENT

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. For the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, was not material and, accordingly, all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

PRODUCT DEVELOPMENT

Product development costs are expensed as incurred and consist primarily of salaries, travel, materials, supplies, and contract services.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expense was $180,550 and $3,659,584 for the years ended December 31, 1999 and 2000, respectively.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes using the liability method, which recognizes the effect of temporary differences between the reporting of assets and liabilities for financial statement and income tax return purposes. A valuation allowance is provided for deferred tax assets when realization is uncertain.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, and related interpretations in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. The Company recognizes this compensation expense using the accelerated method. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 9). The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

CONCENTRATION OF CREDIT RISK

The Company invests its cash, cash equivalents, and short-term investments with financial institutions with high credit standings and, by policy, limits the amounts invested with any one institution, type of security, and issuer.

In the year ended December 31, 2000, and nine months ended September 30, 2000, revenues to one customer represented 15% of total revenues in each period and were generated in both segments of the Company. License revenues to the customer were 29% of total license revenues for both periods. Revenues to another customer represented 10% and 12% of total revenues for the year ended December 31, 2000 and nine months ended September 30, 2000, respectively, all of which were in the services segment, representing 17% and 21%, respectively, if its revenues.

In 1999, revenues to two customers represented 20% and 13% of total revenues, respectively, all of which were in the services segment, of which they represented 32% and 21%, respectively. License revenues to another customer represented 15% of total sales and 34% of license revenues.

In the nine months ended September 30, 2001, revenues to one customer represented 13% of total revenues and were generated in both segments of the Company. License revenues to the customer were 33% of total license revenues. Revenues to two other customers each were 14% of total services revenues.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company generally does not require collateral from its customers. The Company maintains allowances for potential credit losses.

FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and payable, accrued liabilities, convertible subordinated notes payable and notes payable. The carrying values of cash and cash equivalents, short-term investments, accounts receivable and payable, accrued liabilities and notes payable approximate their fair values based on the liquidity of these financial instruments or based on their short-term nature. The fair values of convertible subordinated notes payable are not practicable to estimate due to unique characteristics of these instruments, as described in
Note 6.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform to the current year presentation.

LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year, net of shares subject to repurchase. Diluted loss per share is computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding, unless the calculation is antidilutive.

For all periods presented, the effect of dilutive securities is antidilutive. As such, the denominator used in determining loss per share is the same for both basic and dilutive loss per share.

If the Company had reported net income for the year ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, diluted earnings per share would have been reduced due to the effect of common equivalent shares related to outstanding options to purchase common stock, outstanding convertible preferred stock, and outstanding warrants to purchase common stock.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER SHARE (CONTINUED)

The following represents the reconciliation between the weighted-average number of shares of common stock outstanding and the number of shares of common stock used for basic and diluted loss per share computations:


                                                                              NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31           SEPTEMBER 30
                                               -----------------------------------------------------
                                                  1999         2000          2000            2001
                                               -----------------------------------------------------
                                                                            (unaudited)  (unaudited)
Weighted-average number of shares
   outstanding                                  9,705,031    14,186,218    14,053,980    14,196,455
Weighted average number of common shares
   issued subject to repurchase agreements              -    (3,596,252)   (3,544,132)   (1,775,288)
                                               -----------------------------------------------------
Shares used in computation of basic and
   diluted net loss per share                   9,705,031    10,589,966    10,509,848    12,421,167
                                               =====================================================

3. SHORT-TERM INVESTMENTS

Short-term investments consist of available-for-sale debt securities that are carried at fair value. Unrealized gains and losses on short-term investments represent the difference between the fair market value and the amortized cost. The following is a summary by major security type of the Company's short-term investments:

                                                    GROSS         GROSS
December 31,                     AMORTIZED        UNREALIZED    UNREALIZED       ESTIMATED
2000                                COST            GAINS         LOSSES        FAIR VALUE
------------------------------------------------------------------------------------------
Commercial paper                $  6,913,195      $     --       $ (5,835)    $  6,907,360
U.S. government securities         1,006,355         1,828             --        1,008,183
Corporate securities              10,418,341        15,199             --       10,433,540
                                ----------------------------------------------------------
                                $ 18,337,891      $ 17,027       $ (5,835)    $ 18,349,083
                                ==========================================================

At December 31, 2000, the securities available-for-sale had contractual maturities through August 2001. Gross realized gains and losses on sales of investments are immaterial during the year ended December 31, 2000.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

4. BUSINESS COMBINATIONS

ACQUISITION OF ISOGEN

On April 12, 1999, DataChannel entered into a Stock Purchase Agreement with Isogen, a professional services organization located in Dallas, Texas, under which the Company agreed to purchase all of the outstanding capital shares of Isogen for a total purchase price of $4,226,528, including 500,000 shares of the Company's common stock with a fair value of $100,000 (common stock at $0.20 per share), $4.0 million in cash, and acquisition costs of $126,528. Of the $4.0 million in cash, $2 million was paid in 1999 and $1.4 million was paid subsequent to December 31, 2000, and is recorded as a short-term note payable at December 31, 2000. Included in the transaction also was $600,000 earn-out bonus, which was contingent on Isogen achieving certain financial goals by December 31, 2000. On January 31, 2001, the Company paid out the earn-out bonus of $600,000 to the principals of Isogen based on the achievement of the financial goals set forth in the Isogen Stock Purchase Agreement. The earn-out bonus was allocated to goodwill and will be amortized over the remaining life of the goodwill.

The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price of the acquisition was allocated to assets, goodwill, and liabilities assumed on the basis of their fair values. The Company's consolidated statements of operations and cash flows for the year ended December 31, 1999 include the operations of Isogen since April 12, 1999.

ACQUISITION OF HABIT.COM

On November 30, 2000, the Company acquired Habit.com, a Seattle-based software company, in exchange for 223,848 shares of its common stock. The aggregate purchase price of the acquired company was $316,362. In addition, the Company issued one share of Series X Junior Preferred and one share of Series Y Junior Preferred. If certain technical milestones are met within specified dates, the Series X and Y Junior Preferred shares will each convert into 490,001 shares of common stock and 980,002 in the aggregate. The Company's consolidated statements of operations and cash flows for the year ended December 31, 2000 include the operations of Habit.com since November 30, 2000. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price of the acquisition was allocated to goodwill.

In connection with the Habit.com acquisition, the Company entered into a noncompete agreement with two principal founders of Habit.com. Consideration for the noncompete agreement of $400,000 was paid in cash and will be amortized over its life of two years.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)


4. BUSINESS COMBINATIONS (CONTINUED)

On February 28, 2001 and March 23, 2001, the Company converted and issued one share of Series X Junior Preferred stock into 490,001 shares of common stock and one share of Series Y Junior Preferred stock into 490,001 shares of common stock to the shareholders of Habit.com for achieving certain technical milestones. The value of these shares, which approximates $1,078,000, was allocated to goodwill and will be amortized over its estimated useful life of 2 years.

A summary of the purchase price for the acquisitions as of December 31, 2000 is as follows:

                                                 ISOGEN           HABIT.COM
                                               ----------------------------
Common stock                                   $  100,000        $  246,233
Cash paid to shareholders                       2,000,000           400,000
Notes and bonus payable to shareholders         2,000,000                --
Accrued acquisition costs                         126,528            70,129
                                               ----------------------------
                                               $4,226,528        $  716,362
                                               ============================

The purchase price was allocated as follows as of December 31, 2000:

                                                 ISOGEN           HABIT.COM
                                               ----------------------------
Estimated fair values:
   Assets acquired                             $   868,297       $  400,000
   Liabilities assumed                            (941,220)              --
   Goodwill                                      4,299,451          316,362
                                               -----------------------------
Purchase price                                 $ 4,226,528       $  716,362
                                               =============================

The following unaudited pro forma summarized results of operations assume that the Company's acquisitions of Isogen occurred as of January 1, 1999 and Habit.com occurred as of January 1, 1999 and 2000:

                                                   YEAR ENDED DECEMBER 31
                                                   1999              2000
                                               -------------------------------
Pro forma total revenue                        $  7,945,652      $ 14,548,942
Pro forma net loss                             $ (9,661,906)     $(29,793,007)
Pro forma basic and diluted loss per share     $      (0.96)     $      (2.76)

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)



4. BUSINESS COMBINATIONS (CONTINUED)

The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1999 and 2000, nor are they necessarily indicative of future operating results.

5. PROPERTY AND EQUIPMENT

Property and equipment was as follows:

                                                DECEMBER 31                   SEPTEMBER 30
                                         1999                2000                 2001
                                      ----------------------------------------------------
                                                                              (Unaudited)
Computers and office equipment        $ 1,456,361         $ 3,604,313         $ 3,939,126
Software                                  216,125             614,386             596,108
Furniture and fixtures                    149,160             424,261             470,078
Leasehold improvements                     20,587             453,981             544,845
                                      ----------------------------------------------------
                                        1,842,233           5,096,941           5,550,157
Less accumulated depreciation            (637,381)         (1,713,421)         (2,809,783)
                                      ----------------------------------------------------
Property and equipment, net           $ 1,204,852         $ 3,383,520         $ 2,740,374
                                      ====================================================

Depreciation expense was $461,294 and $1,076,040 for the years ended December 31, 1999 and 2000, respectively, and $722,241 and $1,096,362 for the nine months ended September 30, 2000 and 2001, respectively.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

6. NOTES PAYABLE

Notes payable consist of the following:

                                                                           DECEMBER 31                 SEPTEMBER 30,
                                                                      1999              2000              2001
                                                                   -------------------------------------------------
                                                                                                        (Unaudited)
Non-interest bearing note payable to the founders of Isogen,
   repaid in 2001                                                  $1,400,000        $1,400,000        $         --

Note payable to a bank                                                     --                --        $  1,613,749

Notes payable to Bank of the West. The notes were repaid in
   2000                                                               411,740                --

Other                                                                  15,932            57,789               8,779
                                                                   -------------------------------------------------
Total debt                                                          1,827,672         1,457,789        $  1,622,528
Less current portion                                                  (12,215)       (1,416,812)           (712,988)
                                                                   -------------------------------------------------
Long-term portion                                                  $1,815,457        $   40,977        $    909,540
                                                                   =================================================

In January 2001, the Company entered into a loan agreement with a bank to borrow $3,500,000 under a revolving line of credit (Line) to support working capital requirements and $4,000,000 under a term loan (Term) to purchase capital equipment. The Line carries an interest rate equivalent to the bank's prime rate and is payable at maturity, which is January 2002. The Term carries an interest rate of the bank's prime rate plus 0.75% and is payable in 30 equal monthly installments through January 2004. Both loans are collateralized by substantially all of the Company's assets. In connection with the loan, the Company issued warrants to purchase 18,771 shares of common stock at $5.59 per share. The value of the warrants of $20,648 is being amortized to interest expense over the term of the agreement. The Company must comply with certain covenants under this arrangement, including liquidity ratios.

Maturities of notes payable as of December 31, 2000 are as follows:

     2001                                       $ 1,416,812
     2002                                            31,218
     2003                                             9,759
                                                -----------
                                                $ 1,457,789
                                                ===========

CONVERTIBLE SUBORDINATED NOTES PAYABLE

In December 1999, the Company issued convertible promissory notes to two investors in the amount of $2.5 million each ($5 million in the aggregate). The notes were unsecured and accrued interest at the rate of 7% per annum. Principal and interest were due on June 8, 2000. The unpaid principal balance and accrued interest of $5,096,845 was converted into 911,176 shares of the Company's Series D in March 2000 at a conversion price of $5.59 per share (see Note 7).

On the date of the preferred stock issuance, the effective conversion price of the convertible debt (after allocating the portion of proceeds to the preferred stock warrants, based on relative fair values) was at a discount to the price of the preferred stock into which the convertible debt was convertible. The discount of $500,563 associated with the beneficial conversion was recorded as interest expense.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

6. NOTES PAYABLE (CONTINUED)

In connection with the convertible notes issuance in March 2000, the Company issued a total of 455,588 warrants to purchase shares of common stock at an exercise price of $0.001 per share. The estimated fair value of the warrants of $501,146 was computed using the Black-Scholes valuation method and the following assumptions: 10-year expected life; no dividend yield; risk-free interest rate of 6.92%; and volatility of 100%. The fair value of the warrants was recorded as interest expense.

At December 31, 2000, all warrants remain outstanding. The warrants expire ten-years from the date of issue.

7. CONVERTIBLE PREFERRED STOCK

The Company has authorized 14,977,838 shares of convertible preferred stock. The Board of Directors has the authority to establish and define, in one or more series, the price, rights, preferences, and dividends of authorized but unissued shares of preferred stock.

Preferred stock consisted of the following at

                                                                             December 31               September 30
                                                                      1999               2000              2001
                                                                   -----------------------------------------------
                                                                                                       (Unaudited)
Series A:
   1,784,143 shares authorized, 1,784,143 issued and
     outstanding in 1999, 2000 and 2001                            $   783,874        $   783,874      $   783,874
Series B:
   2,366,496 shares authorized, 2,366,496 shares issued and
     outstanding in 1999, 2000 and 2001                              2,479,777          2,479,777        2,479,777
Series C:
   2,782,434 shares authorized, 2,703,105 issued and
     outstanding in 1999, 2000 and 2001                              9,031,393          9,031,393        9,031,393
Series D:
   8,044,765 shares authorized, 8,044,765
     issued and outstanding in 2000 and 2001                                --         44,834,576       44,834,576
Junior X:
   1 share authorized, 1 issued and outstanding in 2000
     and 0 in 2001                                                          --                 --               --
Junior Y:
   1 share authorized, 1 issued and outstanding in
     2000 and 0 in 2001                                                     --                 --               --
                                                                   -----------------------------------------------
                                                                   $12,295,044        $57,129,620      $57,129,620
                                                                   ===============================================

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

7. CONVERTIBLE PREFERRED STOCK (CONTINUED)

During 2000, the Company completed a private offering of 8,044,765 shares of Series D at $5.59 per share or $39,903,156 in cash and conversion of convertible notes and accrued interest of $5,096,845. Related offering costs were $165,425.

The rights and preferences of the convertible preferred stock are as follows:

DIVIDENDS

Dividends are noncumulative and declared only by resolution of the Company's Board of Directors.

LIQUIDATION PREFERENCE

According to the Company's Articles of Incorporation, a liquidation event includes any dissolution or winding up of the Company, a sale of substantially all of the assets of the Company or a merger, consolidation or statutory share exchange in which the Company's shareholders do not continue to own at least 50% of the voting power of the surviving entity. Accordingly, the convertible preferred stock has been classified outside of permanent equity. Upon a liquidation event, the holders of Series D convertible preferred stock will be entitled to receive $5.59 per share, holders of Series C convertible preferred stock would be entitled to receive $3.34 per share, and holders of Series B convertible preferred stock would be entitled to receive $1.07 per share, plus any declared but unpaid dividends, prior and in preference to any distribution to the holders of Series A convertible preferred stock or common stock. After the distribution to Series B and C shareholders, the Series A shareholders would be entitled to receive $0.70 per share, plus any declared but unpaid dividends, prior and in preference to any distribution to the holders of common stock. Assets will then be ratably distributed to holders of Series A, B, C, D, and common stock on an as-if-converted common basis.

Each share of series X Junior preferred stock and Series Y Junior preferred stock is subordinated to all other shares of preferred stock of the Company. For liquidation purposes, each share of Series X and Series Y will be treated as if those shares had been converted into the number of shares of common stock to which they would then have equivalent voting rights.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

7. CONVERTIBLE PREFERRED (CONTINUED)

CONVERSION

Each share of convertible preferred stock is convertible at the option of the holder into common stock at the conversion price in effect at such date.

Upon the earlier of (a) the closing of an initial public offering that meets certain conditions or (b) the conversion of a majority of Series B, C, and D stock into common stock, all outstanding convertible preferred stock will automatically convert into shares of common stock at the conversion price in effect on such date.

VOTING RIGHTS

Each holder of convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock on an as-if-converted common basis.

8. SHAREHOLDERS' DEFICIT

COMMON STOCK WARRANTS

On December 2, 1999, the Company issued warrants to purchase 15,000 shares of common stock, in exchange for services, at an exercise price of $0.60 per share, which will vest over 5 years and will expire on December 2, 2009. The fair value of these warrants, determined using a Black Scholes valuation option pricing model, was not material.

During July 2000, warrants for 50,000 shares of common stock at an exercise price of $5.60 per share were issued in connection with a commercial relationship agreement. These warrants were fully vested when issued, expire on May 1, 2006, and were valued at the fair value of $58,566 using a Black-Scholes valuation option pricing model. In this connection, the Company recorded this amount as stock-based compensation expense during 2000. All of the warrants remain outstanding at December 31, 2000.

NONEMPLOYEE STOCK OPTIONS

During 2000, the Company also issued stock options to purchase 80,000 shares of common stock ranging from $0.20 to $1.10 per share to consultants, which vest over the service periods ranging from zero to five years. The Company recognized stock-based compensation expense of $78,624 related to these equity awards. No shares were exercised at December 31, 2000.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)


8. SHAREHOLDERS' DEFICIT (CONTINUED)

NOTE RECEIVABLE FROM OFFICERS

During January 2000, the Company entered into an agreement with six officers to exercise certain options (vested and unvested) in exchange for cash and promissory notes. The Company has the right to repurchase certain of these shares, at original issue price for vested shares, in the event the holder's relationship with the Company terminates. The repurchase rights do not have an expiration date. At December 31, 2000, 4,210,944 common shares were subject to repurchase.

In connection with the exercise of these options, the officers elected to have the Company carry notes for up to 91% of the purchase price, totaling $1,870,448. The notes bear interest at 6.21% per annum. The Company recorded a $801,244 non-cash compensation charge related to this transaction, while simultaneously increasing the balance of common stock. During the nine month period ended September 30, 2001, as the fair value of the Company's common stock decreased to $0.19 per share, accordingly, all of the above compensation expense was reversed and credited to the statement of operations.

In February and March 2001, the Company repurchased and retired 2,433,148 shares of the restricted common stock at original issue price from three officers who terminated their employment. As a result, certain notes were retired totaling $1,489,890.

STOCK REPURCHASE AGREEMENT

In 1999, the Company agreed to grant to an officer nonqualified options to purchase 1,503,494 shares of common stock. In connection, the Company also entered into a stock repurchase agreement with the founder to repurchase from the founder the number of shares equal to one-half of the shares of common stock issued and exercised by the officer. The amount of shares to be repurchased from the founder is not to exceed 751,747 shares, and the repurchase price will be equal to the exercise price of the stock options issued to the officer.

In March 2000, the Company purchased 751,747 shares of the Company's common stock from the founder at $0.20 per share as a result of the officer exercising 1,202,795 shares. The agreement permits the founder to repurchase the shares in the event the Company has the right to repurchase any unvested shares from the officer.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

8. SHAREHOLDERS' DEFICIT (CONTINUED)

SHARES RESERVED

A summary of common stock reserved for issuance as of December 31, 2000 is as follows:

                                                                 SHARES
                                                               -----------
Conversion of Series A preferred stock                          1,784,143
Conversion of Series B preferred stock                          2,366,496
Conversion of Series C preferred stock                          2,782,434
Conversion of Series D preferred stock                          8,044,765
Series X junior preferred stock                                   490,001
Series Y junior preferred stock                                   490,001
Warrants                                                          570,588
Stock options:
   Outstanding                                                  7,384,504
   Available for future grants                                  6,134,960
                                                               -----------
                                                               30,047,892
                                                               ==========

9. STOCK OPTION PLAN

In June 1997, the Company adopted the 1997 Stock Option Plan (the Plan). Under the terms of the Plan, nonqualified stock options may be granted to employees, directors, officers, and consultants at a price determined by the Board of Directors. Options have a term of up to ten years and vest over a schedule determined by the Board of Directors, generally five years. The Board of Directors amended the vesting term retroactively from five years to four years in February 2000. Incentive stock options granted under this program may only be granted to employees of the Company, have a term of up to ten years, and shall be granted at a price equal to the fair market value of the Company's stock on the date of grant.

Also, in May 2000, the Company adopted the 2000 Non-employee Director Stock Option Plan, which grants new members of the Board of Directors a non-statutory stock option to purchase 50,000 shares of common stock and all Board members an additional 10,000 shares at each annual Board of Directors meeting for their year of service. The Company reserved 200,000 shares of common stock for this plan. The exercise price is at fairmarket value on the date of grant. The 50,000 stock options vest 25% after the first year, and 1/48th of the total option for each month beyond the first year, and the additional 10,000 vest immediately upon grant. The occurrence of any change in control will cause all outstanding stock options to become immediately and fully exercisable and vested.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

9. STOCK OPTION PLAN (CONTINUED)

The Company applies APB No. 25 and related interpretations in accounting for its stock option plan. Accordingly, $1,150,756 and $548,382 in compensation costs were recognized in the accompanying financial statements for stock options granted to employees in 2000 and 1999, respectively, because the fair value of the underlying common stock on the date of grant was greater than the exercise price of the stock options granted. During the nine months ended September 30, 2001, as the fair value of the Company's common stock reduced, $801,244 of the above compensation expense was reversed and credited to the statement of operations. Total net credit for compensation expense to employees was $595,988 during the nine months ended September 30, 2001.

SFAS No. 123 requires pro forma disclosure of net income as if the fair value method were used. The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model with the following weighted-average assumptions: risk-free interest rate of 5.93% and 5.5% in 2000 and 1999, respectively; expected life of 4 years and expected dividend yields of 0%. Had the stock compensation expense for the Company's stock option plan been determined based on the fair value at the grant dates for options granted during the year, consistent with the fair value method of SFAS No. 123, the Company's net loss would have been increased to the following pro forma amount:

                                                        1999                 2000
                                                        ----                 ----
Net loss as reported                                $(8,848,277)        $ (28,283,951)
Pro forma net loss under SFAS No. 123               $(8,940,991)        $ (28,814,370)
Basic and diluted loss per share as reported        $     (0.91)        $       (2.79)
Pro forma basic and diluted loss per share          $     (0.92)        $       (2.84)

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

9. STOCK OPTION PLAN (CONTINUED)

Option activity under the plan was as follows:

                                                                                 WEIGHTED-
                                                                                 AVERAGE
                                                          OPTIONS                EXERCISE
                                                         OUTSTANDING              PRICE
                                                         -----------             --------
Balances at January 1, 1999                               3,518,994               $0.17
   Granted at fair market value                           2,296,350               $0.23
   Granted below fair market value                        3,517,649               $0.60
   Exercised                                               (381,898)              $0.18
   Terminated/canceled                                     (893,001)              $0.19
                                                         -----------
Balances, December 31, 1999                               8,058,094               $0.39
   Granted at fair market value                           4,347,412               $1.02
   Granted below fair market value                          733,500               $0.60
   Exercised                                             (5,091,319)              $0.43
   Terminated/canceled                                     (663,183)              $0.59
                                                         -----------
Balances at December 31, 2000                             7,384,504               $0.77
                                                         ===========


As of December 31, 1999 and 2000, 1,731,383 and 1,062,290 options, respectively, were exercisable, with weighted-average exercise prices of $0.39 and $0.29, respectively.

The weighted-average grant date fair value of options granted during 2000 was $0.69 and $0.81 for options granted at fair market value and below fair market value, respectively. The weighted-average grant date fair value of options granted during 1999 was $0.05 and $0.33 for options granted at fair market value and below fair market value, respectively.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

9. STOCK OPTION PLAN (CONTINUED)

Options outstanding at December 31, 2000 had exercise prices and remaining contractual lives as follows:


                                         WEIGHTED-AVERAGE
                        NUMBER OF           REMAINING              NUMBER OF
                         SHARES        CONTRACTUAL LIFE OF          SHARES
    EXERCISE           OUTSTANDING      SHARES OUTSTANDING       EXERCISABLE
     PRICE
----------------------------------------------------------------------------
  $0.05 - $0.10           174,480           6.6 years               120,520
      $0.20             1,670,944           8.2 years               675,109
      $0.60             1,410,167           8.9 years               266,661
      $1.10             4,128,913           9.4 years                     -
                       -----------------------------------------------------
                        7,384,504           8.9 years             1,062,290
                       =====================================================

10. SEGMENT REPORTING

The Company considers that it has the following two reportable operating segments based on differences in products and services. Operating segments are defined as components of the enterprise about which separate financial information is available that is reviewed regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing their performance. Summarized financial information is as follows:


                              YEAR ENDED DECEMBER 31                             NINE MONTHS ENDED SEPTEMBER 30
                           1999                      2000                       2000                       2001
               --------------------------------------------------------------------------------------------------------
                                 GROSS                      GROSS                      GROSS                     GROSS
                 REVENUE        MARGIN        REVENUE       MARGIN       REVENUE      MARGIN     REVENUE        MARGIN
               ---------------------------------------------------------------------------------------------------------
                                                                        (unaudited) (unaudited)  (unaudited)  (unaudited)
Operating
  segments:
     Software  $ 2,776,039    $ 2,616,495   $ 5,975,239   $ 5,098,011  $ 4,672,633  $3,932,191  $ 3,675,548   $3,462,960
     Services    4,624,007      2,052,591     8,573,703     1,933,523    5,952,827   1,123,343    8,588,338    2,631,671
               ---------------------------------------------------------------------------------------------------------
Totals         $ 7,400,046    $ 4,669,086   $14,548,942   $ 7,031,534  $10,625,460  $5,055,534  $12,263,886   $6,094,631
               =========================================================================================================




The Company does not review any other financial information for these reportable segments. Revenue generated from foreign operations was immaterial for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)

11. INCOME TAXES

At December 31, 2000, the Company had a net operating loss carryforward and research and development credits of approximately $34,232,000 and $484,000, respectively, which are available to offset future federal taxable income and expire between 2011 and 2020. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried forward to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. To the extent that net operating losses, when realized, relate to stock option deductions of approximately $988,000, the resulting benefits will be credited to shareholders' equity. A valuation allowance has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the Company's net operating loss carryforward. While the need for this allowance is subject to periodic review, the tax benefits of the carryforward will be recorded when recognized as a reduction of the Company's income tax expense.

The Company's valuation allowance increased approximately $2,800,000 and $9,200,000 in 1999 and 2000, respectively, primarily due to net operating losses incurred during these periods.

Significant components of the Company's deferred tax assets are as follows:

                                                          DECEMBER 31
                                                    1999                2000
                                               ---------------------------------
Deferred tax assets:
   Net operating loss carryforward             $  3,024,769         $ 11,638,912
   Research and development tax credits             202,166              164,502
   Other                                            386,221              931,845
                                               ---------------------------------
                                                  3,613,156           12,735,259
Less valuation allowance                         (3,613,156)         (12,735,259)
                                               ---------------------------------
Net deferred tax assets                        $         --         $         --
                                               =================================

12. COMMITMENTS

The Company leases its office facilities under operating leases with expiration dates through April 2004. The leases generally require the Company to maintain the property and contain certain renewal options for varying periods.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)


12. COMMITMENTS (CONTINUED)

Future minimum lease commitments under noncancelable leases as of December 31, 2000 are as follows:

                  2001                                       $1,559,497
                  2002                                        1,580,896
                  2003                                        1,620,667
                  2004                                          615,698
                  Thereafter                                     49,176
                                                             ----------
                  Total minimum lease payments               $5,425,934
                                                             ==========

Rent expense under operating leases totaled $562,663 and $1,150,854, net of sublease rentals of approximately $148,432 and $397,170, for the years ended December 31, 1999 and 2000, respectively.

13. 401(K) RETIREMENT PLAN

The Company has a retirement savings plan covering substantially all eligible employees. This 401(k) plan provides for a discretionary matching contribution by the Company, limited to eligible contributions by the employees. The Company did not contribute or accrue amounts in 1999 and 2000.

14. RELATED-PARTY TRANSACTIONS

During the years ended December 31, 1999 and 2000, the CEO received no cash compensation for services rendered. In 2000, the Company made payments of $79,000 for services rendered to a company in which Isogen's former owners have an equity interest.

During 2000, the Company sold approximately $1,800,000, $225,000, and $250,000 of software and services to three entities that were related to or affiliated with the Company's Series D shareholders.

15. CONTINGENCIES

Various claims and legal proceedings relating to former employees are pending against the Company. Management believes that all of these claims and proceedings are without merit or otherwise will not have a material adverse impact on the Company's consolidated financial position, liquidity or results of operations.

                                DataChannel, Inc.

      (Information as of September 30, 2001 and for the nine months ended
                   September 30, 2000 and 2001 is unaudited)



16. SUBSEQUENT EVENTS - (UNAUDITED)

On October 24, 2001, the Company signed a definitive agreement with Netegrity, Inc. (Netegrity), whereby Netegrity will acquire all outstanding stock of the Company. The consideration for the acquisition is approximately $15 million in cash and 2.5 million in common shares. The transaction was closed on December 14, 2001.

On November 30, 2001, the Company entered into an agreement to sell all the identified assets relating to their professional services business unit for $1.3 million. The assets had a net book value of $1.15 million as of the purchase date. The purchaser paid the Company $650,000 on November 30, 2001 with $325,000 due on April 30, 2002 and $325,000 due on September 31, 2002. The purchaser assumed all liabilities, including customer obligations, of the business unit sold and hired its employees.

In November 2001, the company was advanced $1,000,000 from Netegrity. The advance was forgiven upon consummation of the business combination.

Item 7.(b)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF NETEGRITY, INC.

         The following unaudited pro forma financial statements of Netegrity give effect to the acquisition of DataChannel by Netegrity as if it had occurred on September 30, 2001 with respect to the pro forma balance sheet and as if it had occurred on January 1, 2000 with respect to the unaudited pro forma statements of operations.

         Pursuant to the terms of the definitive merger agreement, Netegrity acquired DataChannel for 2,499,968 shares of Netegrity common stock and cash payments of $16,087,000, assumed debt of $1,440,000 and estimated transaction cost of $2,970,000, for a total purchase price of $70,196,000.

         The pro forma financial statements utilize the purchase method of accounting for the merger of Netegrity and DataChannel. Netegrity is the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. The results of operations of DataChannel will be included in the results of operations of the combined company from December 14, 2001 (the date of the acquisition). The pro forma condensed consolidated financial statements reflect the preliminary purchase price allocation based on the Company's best estimate of the fair value of the assets to be acquired and the liabilities to be assumed. The Company does not expect the final purchase price allocation to be materially different.

         The Company engaged a third party appraiser to conduct a valuation of the intangible assets and to assist in the determination of useful lives for such assets. Based on the appraisal, approximately $11,000,000 of the purchase price has been allocated to developed technology and $3,000,000 has been allocated to in-process research and development, which was expensed upon closing of the transaction. Due to the non-recurring nature of the in-process research and development charge, the amount has not been included in the pro forma statement of operations. The amount allocated to developed technology is expected to be amortized over its estimated useful life of 3 years.

         The valuation of in-process research and development was determined using the income method. Revenue and expense projections for the in-process research and development project were prepared by management. The value was determined using the present value of the cash flows from the projections using a 32.5% discount rate. The technologies under development were approximately 50% complete based on project duration and costs. In the event that the project is not completed and technological feasibility is not achieved, there is no alternative future use for the in-process technology. The assumptions used for the valuation of the in-process research and development are the responsibility of management and are subject to change.

         In accordance with recently issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," the goodwill resulting from the acquisition of DataChannel will not be amortized but rather will be tested at least annually for impairment.

         The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger of Netegrity and DataChannel been consummated during the periods indicated. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Netegrity and DataChannel, including the notes to all sets of financial statements.

\UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2001

                                               HISTORICAL
                                                                       DATACHANNEL      DATACHANNEL    PRO-FORMA        PRO FORMA
                                        NETEGRITY        DATACHANNEL   ADJUSTMENTS       ADJUSTED     ADJUSTMENTS       COMBINED
                                        ---------        -----------   -----------       --------     -----------       --------
Current Assets:
   Cash and cash equivalents           $51,202,000       $2,756,000                     $2,756,000   (16,087,000)(1)   $37,871,000
   Marketable securities                55,019,000                -                              -                      55,019,000
   Accounts receivable-trade, net       15,984,000        2,400,000    (1,447,000)(4)      953,000                      16,937,000
   Prepaid expenses and other
     current assets                      1,918,000          870,000                        870,000                       2,788,000
                                      ------------       ----------                     ----------                    ------------

        Total Current Assets           124,123,000        6,026,000                      4,579,000                     112,615,000

Property and equipment, net              6,821,000        2,740,000       (87,000)(4)    2,653,000                       9,474,000

Intangible assets                                -          970,000                        970,000    11,000,000 (1)    68,260,000
                                                                                                      57,260,000 (1)
                                                                                                        (970,000)(7)

Long-term marketable securities         20,298,000                -                              -                      20,298,000
Restricted cash                            626,000                -                              -                         626,000
Other assets                               219,000          105,000        (7,000)(4)       98,000                         317,000
                                      ------------       ----------                     ----------                    ------------
        Total Assets                  $152,087,000       $9,841,000                     $8,300,000                    $211,590,000
                                      ============       ==========                     ==========                    ============

Current Liabilities:
   Accounts payable                      1,210,000        1,971,000       (59,000)(4)    1,912,000                       3,122,000
   Accrued compensation and benefits     4,723,000                -                                                      4,723,000
   Other accrued expenses                6,461,000        1,080,000      (141,000)(4)      939,000     2,970,000 (1)    13,118,000
                                                                                                       2,124,000 (1)
                                                                                                         624,000 (8)

   Deferred revenue                     11,190,000        3,259,000      (207,000)(4)    3,052,000      (440,000)(9)    13,802,000
   Current portion notes payable                 -          713,000                        713,000                         713,000
                                      ------------       ----------                     ----------                    ------------

        Total Current Liabilities       23,584,000        7,023,000                      6,616,000                      35,478,000

Notes payable                                    -          910,000                        910,000                         910,000

   Preferred Stock                               -       57,130,000                     57,130,000   (57,130,000)(1)             -
Stockholders Equity:
   Common stock                            312,000        5,007,000                      5,007,000        25,000 (1)       337,000
                                                                                                      (5,007,000)(1)
   Additional paid-in-capital          146,442,000                -                                   49,674,000 (1)   196,116,000
   Deferred stock compensation                   -        (154,000)                      (154,000)       154,000 (1)             -
   Notes receivable on restricted
     stock                                       -        (381,000)                      (381,000)       381,000 (1)             -
   Loan to officer                        (130,000)               -                                                       (130,000)
   Accumulated other comprehensive
     income                                (20,000)               -                                                        (20,000)
   Accumulated deficit                 (18,017,000)     (59,694,000)   (1,134,000)(4)  (60,828,000)   (3,000,000)(1)   (21,017,000)
                                                                                                      60,828,000 (1)
                                      ------------      -----------                    -----------                    ------------
                                       128,587,000      (55,222,000)                   (56,356,000)                   175,286,000

Less -  Treasury stock, at cost            (84,000)               -                              -                        (84,000)
                                      ------------       ----------                     ----------                    ------------


   Total Stockholders Equity           128,503,000      (55,222,000)                   (56,356,000)                    175,202,000
                                       -----------       ----------                     ----------                     -----------

   Total Liabilities and
      Stockholders' Equity            $152,087,000       $9,841,000                     $8,300,000                    $211,590,000
                                      ============       ==========                     ==========                    ============

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                              HISTORICAL
                                              ----------
                                                                  DATACHANNEL       DATACHANNEL    PRO FORMA             PRO FORMA
                                      NETEGRITY    DATACHANNEL    ADJUSTMENTS        ADJUSTED     ADJUSTMENTS            COMBINED
                                      ---------    -----------    -----------        --------     -----------            --------
Revenues:

     License software                 $43,842,000    $3,676,000                     $3,676,000                         $47,518,000
     Services                          20,887,000     8,588,000   (4,975,000)(4)     3,613,000                          24,500,000
     Other                              2,772,000             -                              -                           2,772,000
                                      -----------    ----------                     ----------                        ------------

         Total revenues                67,501,000    12,264,000                      7,289,000                          74,790,000

Cost of Revenues

     Cost of license software           1,503,000       213,000                        213,000     2,750,000 (2)         4,466,000
     Cost of services                  10,675,000     5,957,000   (2,855,000)(4)     3,102,000                          13,777,000
     Cost of other                      1,671,000             -                              -                           1,671,000
                                      -----------    ----------                     ----------                        ------------
                                       13,849,000     6,170,000                      3,315,000                          19,914,000
                                      -----------    ----------                     ----------                        ------------
Gross profit                           53,652,000     6,094,000                      3,974,000                          54,876,000

Selling, general and administrative
  expenses                             40,617,000    14,299,000     (230,000)(4)    14,069,000                          54,686,000
Research and development expenses      11,865,000     8,617,000                      8,617,000                          20,482,000
Non recurring expenses                    603,000                                                                          603,000
Amortization of intangible assets               -     1,879,000                      1,879,000    (1,879,000)(7)                 -
                                      -----------    ----------                     ----------                        ------------
         Total operating expenses      53,085,000    24,795,000                     24,565,000                          75,771,000

Income (loss) from operations             567,000   (18,701,000)                   (20,591,000)                        (20,895,000)
Interest income                         4,098,000       444,000                        444,000      (543,000)(3)         3,999,000
Interest expense                                -       (89,000)                       (89,000)                            (89,000)
                                      -----------    ----------                     ----------                        ------------

Income (loss) before provision for
income taxes                            4,665,000   (18,346,000)                   (20,236,000)                        (16,985,000)

Provision for income taxes                607,000             -                             -                              607,000
                                      -----------    ----------                     ----------                        ------------

Net income (loss)                      $4,058,000  $(18,346,000)                  $(20,236,000)                       $(17,592,000)
                                       ==========  ============                   ============                        ============

Basic net income (loss) per share
attributable to common stockholders:        $0.13           N/A                           N/A                               $(0.53)
                                       ==========                                                                     ============

Basic weighted average shares
  outstanding                          30,850,000           N/A                           N/A      2,499,968 (5)        33,349,968
                                       ==========                                                                     ============

Diluted net income (loss) per share
attributable to common stockholders:        $0.12           N/A                           N/A                               $(0.53)
                                       ==========                                                                     ============

Diluted weighted average shares
  outstanding                          32,962,000           N/A                           N/A      2,499,968 (5)        33,349,968
                                       ==========                                                                       ==========

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

                                             HISTORICAL
                                             ----------
                                                                     DATACHANNEL      DATACHANNEL     PRO FORMA        PRO FORMA
                                       NETEGRITY      DATACHANNEL    ADJUSTMENTS       ADJUSTED      ADJUSTMENTS       COMBINED
                                       ---------      -----------    -----------       --------      -----------       --------
Revenues:

     License software                  37,688,000      $5,975,000                      $5,975,000                     $43,663,000
     Services                          12,693,000       8,574,000   (6,328,000)(4)      2,246,000                      14,939,000
     Other                              3,655,000               -                               -                       3,655,000
                                       ----------      ----------                     -----------                     -----------


         Total revenues                54,036,000      14,549,000                       8,221,000                      62,257,000

Cost of Revenues

     Cost of license software           2,549,000         877,000                         877,000    3,667,000 (2)      7,093,000
     Cost of services                   7,415,000       6,640,000   (4,272,000)(4)      2,368,000                       9,783,000
     Cost of other                      2,169,000               -                               -                       2,169,000
                                       ----------      ----------                     -----------                     -----------

         Total cost of revenues        12,133,000       7,517,000                       3,245,000                      19,045,000
                                       ----------      ----------                     -----------                     -----------

Gross profit                           41,903,000       7,032,000                       4,976,000                      43,212,000

Selling, general and administrative
    expenses                           36,094,000      24,244,000     (582,000)(4)     23,964,000                      60,058,000
                                                                       302,000 (6)

Research and development expenses       9,103,000       9,532,000     1,208,000 (6)    10,740,000                      19,843,000
Amortization of intangible assets               -       1,963,000                       1,963,000   (1,963,000)(7)              -
                                       ----------      ----------                     -----------                     -----------

         Total operating expenses      45,197,000      35,739,000                      36,667,000                      79,901,000

Income (loss) from operations          (3,294,000)    (28,707,000)                    (31,691,000)                    (36,689,000)
Interest income                         6,103,000       1,590,000                       1,590,000     (724,000)(3)      6,969,000
Interest expense                                -      (1,167,000)                     (1,167,000)                     (1,167,000)
Other expense, net                              -               -                               -                               -
                                       ----------      ----------                     -----------                     -----------

Income (loss) before provision for
income taxes                            2,809,000     (28,284,000)                    (31,268,000)                    (30,887,000)


Provision for income taxes                 75,000               -                               -                          75,000
                                       ----------      ----------                     -----------                     -----------

Net income (loss)                      $2,734,000    $(28,284,000)                   $(31,268,000)                   $(30,962,000)
                                       ==========    ============                    ============                    ============

Basic net income (loss) per share           $0.09             N/A                             N/A                          $(0.98)
attributable to common stockholders:   ==========                                                                    ============

Basic weighted average shares
  outstanding                          29,010,000             N/A                             N/A    2,499,968 (5)     31,509,968
                                       ==========                                                                    ============
Diluted net income (loss) per share         $0.08             N/A                             N/A                          $(0.98)
attributable to common stockholders:

Diluted weighted average shares
  outstanding                          33,407,000             N/A                             N/A    2,499,968 (5)     31,509,968
                                       ==========                                                                    ============
                                                                                                    (4,397,000)(5)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS

1. To record a) the issuance of 2,499,968 shares of Netegrity common stock and the cash payment of $16,087,000 to the stockholders of DataChannel, b) the allocation of the purchase price to the assumed fair value of the identifiable assets acquired and liabilities assumed and c) the elimination of the equity accounts of DataChannel. The fair market value of the common stock has been valued at $19.88 per share based on the average fair value of the common stock for two days before and after the closing of the transaction. The allocation of the purchase price to the assumed fair value of the identifiable assets acquired and liabilities assumed was calculated as follows:

   Consideration Exchanged:
      Fair value of shares issued to DataChannel
        stockholders (2,499,968 shares at $19.88)               $49,699,000
      Cash paid to DataChannel stockholders                      16,087,000

   Liabilities Assumed:
      Notes payable                                               1,440,000
                                                                -----------
   Total consideration exchanged                                 67,226,000

   Estimated transaction costs                                    2,970,000
                                                                -----------
   Total purchase price                                          70,196,000
   Less fair value of the net tangible assets, liabilities assumed, and identifiable intangible assets

      Net tangible assets                                         1,060,000
      Restructuring reserve                                      (2,124,000)
      Developed technology                                       11,000,000
      In process research and development                         3,000,000
                                                                -----------

   Excess of purchase price over net tangible assets,
   liabilities assumed and identifiable intangible assets       $57,260,000
                                                                -----------
   (Goodwill)

   The restructuring reserve consists of severance costs of approximately $290,000 related to duplicative functions, as well as excess facility costs of approximately $1,834,000 which will be recorded in accordance with Emerging Issue Task Force Consensus 95-3.

   At the date of the acquisition, DataChannel had a tax net operating loss carryforward of $54,923,000 (resulting in a deferred tax asset of $21,970,000). Due in part to the fact the net operating loss carryforward will be subject to an annual limitation in its usage by Netegrity of approximately $3,100,000, Netegrity has provided a valuation allowance of $17,700,000 against this deferred tax asset in connection with the purchase price allocation. To the extent the valuation allowance is reduced in future periods, any reduction will be recorded as a decrease to goodwill.

2. To record the amortization of the fair value of the developed technology acquired in the transaction. Netegrity has estimated the acquired developed technology has a 3-year useful life.

3. To eliminate historical interest income earned on the cash paid to DataChannel.

4. To remove the assets and liabilities as of September 30, 2001 and results of operations for the nine months ended September 30, 2001 and the year ended December 30, 2000, of the Isogen division. The Isogen business was divested by DataChannel prior to the completion of the acquisition.

5. To reflect the issuance of the 2,499,968 shares of Netegrity common stock as of January 1, 2000 and eliminate the antidilutive impact of the common stock equivalents.

6. To include the results of operations of Habit.com in the consolidated DataChannel results of operations for the period prior to completion of the acquisition of Habit.com which was acquired by DataChannel in November 2000.

7. To reverse the goodwill recorded by DataChannel related to the acquisition of Habit.com and the related amortization expense.

8. To adjust the net assets of DataChannel to the net assets at December 14, 2001, the date of the acquisition.

9. To adjust deferred revenue to fair value as of the acquisition date.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2002                 NETEGRITY, INC.


                                        By: /s/ Regina Sommer
                                           --------------------------------
                                           Regina Sommer
                                           Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.       Exhibit
2.1*              Agreement and Plan of Merger dated as of October 24, 2001
                  by and among Netegrity, Inc., LKN Acquisition Corp., and
                  DataChannel, Inc., as amended by the First Amendment to the
                  Agreement and Plan of Merger, dated as of December 3, 2001 and the Second Amendment to the Agreement and Plan of
                  Merger, dated as of December 7, 2001.

23.1              Consent of Ernst & Young LLP

23.2              Consent of Arthur Andersen, LLP


----------
*  Previously filed.